Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-29527, 33-29528, 33-44770, 33-48908, 33-66874, 333-09091, 333-04859, 333-25891, 333-43580, 333-43584, 333-64559, 333-70407, 333-94155, 333-94157 and 333-65176) and on Form S-3 (Nos. 33-55061, 33-69746, 333-50524, 333-99219 and 333-102425), of Allergan, Inc. of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the outsourcing of Bardeen Science Company’s research and development to Allergan) relating to the financial statements of Bardeen Sciences Company, LLC which appears in the Current Report on Form 8-K of Allergan, Inc. dated May 16, 2003.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Costa Mesa, California

July 18, 2003